CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made as of the 5th day of April 2022, between Professional Holding Corp., a Florida corporation (the "Corporation"), and Michael C. Sontag ("Officer").

Recitals

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to obtain the services of the Officer;

WHEREAS, the Corporation wishes to engage the services of Officer as the General Counsel of Professional Bank, a Florida banking corporation (the "Bank");

WHEREAS, Officer is expected to make a significant contribution to the management, profitability and growth of the Bank, and, consequently, of its parent, Professional Holding Corp. (the “Corporation” or “Parent”); and

WHEREAS, Officer is expected to possess an intimate knowledge of the Bank's business and affairs, including its policies, plans, methods, personnel and problems; and

WHEREAS, the Corporation and the Bank consider the continued employment of Officer to be in the best interests of the Corporation, the Bank and the shareholders of the Corporation, and desire to assure themselves of Officer's continued services on an objective and impartial basis and without distraction or conflict of interest in the event of any efforts to effect a change of ownership or control of the Corporation and/or the Bank; and

WHEREAS, Officer is willing to remain in the employ of the Bank upon the understanding that it will provide Officer with income security in the event of a change in control of the Corporation and/or the Bank, upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing, the Corporation and Officer agree as follows:

1. CIC Severance Payment:

If a Change in Control occurs during the term of this Agreement, the Bank shall make or cause to be made a lump-sum payment to the Officer in an amount in cash equal to two (“2”) times the Officer’s annual compensation (the “CIC Severance Payment”). For this purpose annual compensation means (x) the Officer’s base salary when the Change in Control occurs plus (y) any cash bonus compensation earned for the calendar year ended immediately before the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Officer under qualified or nonqualified plans. The amount payable to the Officer hereunder shall not be reduced to account for the time value of money or discounted to present value.

2. Definition Change in Control:

For purposes of this Agreement, a Change in Control shall mean a merger or acquisition in which the Parent or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Parent's or the Bank's common stock (the “Transaction”). The term "group" and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations and rules thereunder.

3. Termination of Agreement Prior To a Change In Control; Effect Of Agreement Prior To Or Following A Change In Control.

a. This Agreement shall remain in full force and effect unless and until the earlier of:

(i) its termination by the written agreement of the parties hereto; or

(ii) the termination of Officer's employment with the Bank and its subsidiaries and affiliates prior to a Change in Control in which case this Agreement shall terminate concurrently with the termination of Officer's employment and shall be of no further force or effect.

b. Employer's employment rights and obligations with respect to Officer are not affected by this Agreement prior to the occurrence of any event which constitutes a Change in Control. Subject to any employment agreement which may hereinafter be entered into between Officer and Employer, nothing contained in this Agreement shall be deemed to (i) require or imply any obligation on the part of Officer to continue in the employment of Employer prior to or following a Change in Control, (ii) require or imply any right on the part of Officer to continue in the employment of Employer prior to a Change in Control or (iii) limit in any way the right of Employer to terminate the employment of Officer, with or without Cause, at any time prior to a Change in Control. Notwithstanding anything to the contrary herein, nothing in this Section 3b. shall be construed to alter or limit in any way Employer's obligations under Section 4 in the event of a Change in Control.

4. CIC Severance Payment Following a Change in Control. In the event that a Change in Control occurs while this Agreement is in effect the Corporation shall pay to Officer any compensation, remuneration or other benefits then owed to Officer, and any payout required by Section 1 in one lump sum payment payable on the date of closing of the Transaction that triggers the Change in Control.

5. If Officer is employed by Employer on the Change in Control Date and, thereafter, Officer ceases to be employed by Employer due to Officer's death or Disability, then the CIC Severance Payment shall be payable to Officer, or Officer's estate or legal representative, as the case may be, within thirty (30) days of such cessation of employment and upon payment in full thereof, this Agreement shall terminate.

6. Certain Regulatory Considerations. Notwithstanding anything in this Agreement to the contrary:

a. any payments made to Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Sec. 1828(k) and any regulations promulgated thereunder;

b. if Officer is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) or (g)(1)), (the "Act"), the obligations of the Corporation under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, then immediately upon such dismissal, the obligations hereunder of the Corporation shall be reinstated, including, without limitation, the obligation to pay to Officer the CIC Severance Payment if a Change in Control has occurred;

c. if Officer is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Corporation hereunder shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected;

d. if the Bank is in default (as defined in Section 3(x)(1) of the Act)(12 U.S.C. 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this subsection d. shall not affect any vested rights of the parties hereto; and

e. except to the extent determined by the Federal Reserve Board or Florida Officer of Financial Regulation (the “FRB” or “OFR”) that the continuation of this Agreement is necessary for the continued operation of the Bank, all obligations under this Agreement shall be terminated at the time that (i) the FRB or OFR or the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Act (12 U.S.C. 1823(c)), (ii)the Director approves a supervisory merger to resolve problems related to operation of the Bank or (iii) the Bank is determined by the Director to be in an unsafe or unsound condition; provided, however, that any rights of the parties hereto that have already vested shall not be affected by such action.

7. Effect of Agreement on Other Rights. This Agreement shall not diminish or enhance other rights which Officer (or her estate, survivors, or heirs) may have under any other contract, employee benefit plan or policy of Employer except as expressly provided in this Agreement.

8. Arbitration.

a. All disputes under this Agreement shall be settled by arbitration in Miami, Florida, before a single arbitrator pursuant to the employment rules of arbitration (the "AAA Rules") of the American Arbitration Association (the "AAA"). Arbitration may be commenced at any time by any party hereto giving written notice (the "Arbitration Notice") to the other party that such dispute has been referred to arbitration under this Section 8. The arbitrator shall be selected by the joint agreement of the Corporation and Officer, but if they do not so agree within 20 days after the date of the giving of the Arbitration Notice, the selection shall be made pursuant to the AAA Rules from the panels of arbitrators maintained by the AAA. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto and not subject to appeal; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The expenses of the arbitrator shall initially be shared equally by the parties; provided, however, that the arbitrator shall award to the prevailing party all fees and expenses (including, without limitation, attorneys' fees and expenses and expenses of the arbitrator) incurred by such prevailing party in connection with the arbitration. The prevailing party shall also be entitled to recover from the non-prevailing party reasonable attorneys' fees (including, without limitation, all such fees, costs and expenses incident to appellate, bankruptcy and post-judgment proceedings) incurred as a result of any judicial proceedings relating to the specific enforcement of this Section 8 or judgment upon the award rendered by the arbitrator hereunder, in addition to any other relief to which the prevailing party may be entitled. For purposes of this Section 8, "attorneys' fees" shall include, without limitation, paralegal fees, investigative fees, administrative costs, and all other charges billed by the attorney to the prevailing party.

b. Notwithstanding subsection a. of this Section 8, to the extent that arbitration of a dispute hereunder is not legally permitted such that the parties to such dispute are prohibited at the time of such dispute from mutually agreeing to submit such dispute to arbitration, either party may commence a civil action in a court of appropriate jurisdiction to resolve such dispute. The prevailing party in such proceedings shall be entitled to recover from the non-prevailing party reasonable attorneys' fees (including, without limitation, all such fees, costs, and expenses incident to appellate, bankruptcy and post-judgment proceedings) incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

c. Nothing contained in this Section 8 shall prevent the parties from settling any dispute by mutual agreement at any time.

8. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, return receipt requested, or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

If to Officer:
Michael C. Sontag, General Counsel
Professional Bank
5100 PGA Boulevard, Suite 101
Palm Beach Gardens, Florida 33418

Professional Bank
396 Alhambra Circle, Suite 255
Coral Gables, Florida 33134
Attn: President and CEO

9. Successors; Nonassignability.

a. Any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all of the business or assets of the Corporation shall be bound by this Agreement in the same manner and to the same extent as the Corporation as if no such succession had taken place. As used in this Agreement, the term "Corporation" shall include any successor to all or substantially all of the Corporation's business or assets or which otherwise becomes bound by the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise. Except as provided in this Section 9(a), this Agreement shall not be assignable by the Corporation.

b. All rights of Officer under this Agreement shall inure to the benefit of and be enforceable by Officer and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Officer should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there be no such designee, to her estate.

10. Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings and representations, whether oral or written, relating to such subject matter. Notwithstanding the foregoing, this Agreement does not supersede any benefits provided by the Corporation's employee benefit plans, including, without limitation, the Corporation's stock option and stock award plans, to employees, including the Officer, upon a change in control as defined in such plans or as provided in any agreement relating to a specific benefit or award under those plans.

11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12. Modifications; Waiver. This Agreement may be modified, waived or amended at any time prior to a Change in Control by written agreement signed by Officer and the Corporation. Upon the occurrence of a Change in Control, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Officer and by such officer of the Corporation as may be specifically authorized and designated by the Board of Directors of the Corporation. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior to or subsequent time.

13. Withholding Taxes. The Corporation may withhold from the CIC Severance Payment all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

14. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of conflict of laws thereof.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CORPORATION:
Professional Holding Corp.

By: /s/ Herbert Martens
Chairman of the Board

OFFICER:

/s/ Michael Sontag